Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use in this Registration Statement on Form S-1 of Freeport-McMoRan Oil & Gas Inc. (the “Registration Statement”) of the name Netherland, Sewell & Associates, Inc.; to the references to our reports of Freeport-McMoRan Oil & Gas LLC’s (FM O&G’s) proved, probable and possible oil and natural gas reserves estimates and future net revenue as of December 31, 2014; FM O&G’s proved and probable oil and natural gas reserves estimates and future net revenue as of December 31, 2013; Plains Exploration & Production Company’s (PXP’s) proved and probable oil and natural gas reserves estimates and future net revenue as of December 31, 2012; and PXP’s proved oil and natural gas reserves estimates and future net revenue in the Haynesville Shale of Louisiana and Texas as of December 31, 2012; and to the inclusion of our corresponding report letters, dated August 6, 2015, February 13, 2014, February 13, 2013, and January 4, 2013, in the Registration Statement as Exhibits 99.1, 99.3, 99.5 and 99.6, respectively. We also consent to the reference to us under the caption “Experts” in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

August 7, 2015